Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2013 Results

Rolling Meadows, Ill., November 6, 2013 — MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its third-quarter and first nine-months 2013 financial results.

Highlights

•                  Q3 diluted EPS of $0.38 compared to $0.41 for the same period last year; excluding $0.07 per diluted share impact of a legal reserve, Q3 2013 diluted EPS of $0.45.

•                  Q3 2013 gross margin of 13.9 percent compared to 11.8 percent in Q3 2012.

•                  First nine-months 2013 gross margin of 14.0 percent compared to 11.4 percent for the same period in 2012.

•                  First nine-months 2013 EBITDA of $61.3 million compared to $58.4 million for the same period in 2012; excluding $2.3 million legal reserve, Q3 2013 EBITDA of $63.6 million.

•                  First nine-months diluted EPS of $1.14 compared to $1.15 for the same period last year; excluding $0.07 per diluted share impact of a legal reserve, first nine-months 2013 diluted EPS of $1.21.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We experienced another solid quarter of financial performance resulting in higher gross profit, gross margin and cash generation.  We recorded a legal reserve in connection with ongoing litigation during the quarter. Excluding the effects of this legal reserve, net income and EPS would have exceeded the comparable quarter last year by about one million dollars or four cents a share.”  Mr. Koertner also commented, “Our T&D and C&I markets continue to provide opportunities for MYR, however, competition remains strong which has pressured contract bid margins.  We are exploring some new regional markets where we have had limited or no presence historically. This possible expansion could come through organic growth or through acquisitions or asset purchases like the one we completed in Alaska during the quarter.  We continue to invest in equipment and tooling to improve our competitive position and grow our businesses.  To support our substantial investment in equipment, we recently opened a new fleet manufacturing and maintenance facility.  Our experienced management team, skilled work force, list of completed projects, extensive fleet of specialty equipment and strong balance sheet provide MYR a strong resume and flexibility to grow the business.”

Third-Quarter Results

MYR reported third-quarter 2013 revenues of $232.9 million, a decrease of $17.7 million, or 7.1 percent, compared to the third quarter of 2012. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $187.2 million, a decrease of $17.1 million, or 8.4 percent, over the third quarter of 2012. The majority of the decrease in T&D revenues was the result of a reduction in the amount of material and subcontractor costs from several large transmission projects. Material and subcontractor cost in our T&D segment comprised approximately 27 percent of total contract cost in the third quarter of 2013, compared to approximately 45 percent in the third quarter of 2012. Additionally, $7.9 million of the reduction in revenue was attributable to decreased storm work this quarter as compared to the same quarter of last year. The Commercial and Industrial (C&I) segment reported third quarter 2013 revenues of $45.7 million, a decline of $0.6 million, or 1.2 percent, over the third quarter of 2012. The decline in C&I revenues was mainly due to lower revenues from projects with contract values greater than $10.0 million.

Consolidated gross profit increased to $32.5 million, or 13.9 percent of revenues, in the third quarter of 2013, compared to $29.6 million, or 11.8 percent of revenues, in the third quarter of 2012. The increase in both gross profit and gross margin was largely due to better project execution, higher equipment utilization and the underlying mix of contract cost components, which included less material and subcontractor cost and more of the Company’s labor and equipment cost, on a relative basis. Approximately 60 basis points of the 13.9 percent gross margin was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $19.6 million in the third quarter of 2013 compared to $15.6 million in the third quarter of 2012. Selling, general and administrative expenses for the quarter included a legal reserve of $2.3 million pertaining to litigation regarding a traffic accident in Florida involving our subsidiary, The L.E. Myers Co. The Company intends to continue to defend its positions through the post trial and, if necessary, appeal processes. The remaining increase in selling, general and administrative expenses was primarily due to an increase in employee compensation and fringe benefits related primarily to the increased number of personnel to support operations. As a percentage of revenues, selling, general and administrative expenses increased to 8.4 percent for the three months ended September 30, 2013 from 6.3 percent for the three months ended September 30, 2012. The legal reserve represents 1.0 percent of revenues for the three months ended September 30, 2013.

For the third quarter of 2013, net income was $8.3 million, or $0.38 per diluted share, compared to $8.7 million, or $0.41 per diluted share, for the same period of 2012. Without the legal reserve, third-quarter 2013 net income would have been $9.8 million, or $0.45 per diluted share.  Third quarter 2013 EBITDA, a non-GAAP financial measure, was $20.4 million, or 8.8 percent of revenues, compared to $20.7 million, or 8.2 percent of revenues, in the third quarter of 2012. Excluding the legal reserve, EBITDA was $22.7 million or 9.8 percent of third-quarter 2013 revenue.

First Nine-Months Results

MYR reported revenues of $648.1 million for the first nine months of 2013, a decrease of $103.1 million, or 13.7 percent, compared to the first nine months of 2012. Specifically, the T&D segment reported revenues of $521.7 million, a decrease of $103.4 million, or 16.5 percent, over the first nine months of 2012. The majority of the decrease in revenues was the result of lower material and subcontractor costs associated with several large transmission projects. Material and subcontractor cost comprised approximately 26 percent of total contract cost in the nine months ended September 30, 2013, compared to approximately 45 percent in the nine months ended September 30, 2012.  The C&I segment reported first nine-months 2013 revenues of $126.4 million, an increase of 0.2 percent compared to the first nine months of 2012.

Consolidated gross profit increased to $91.0 million for the first nine months of 2013 from $85.7 million for the first nine months of 2012. As a percentage of overall revenues, gross profit increased to 14.0 percent of revenues for the first nine months of 2013 from 11.4 percent of revenues for the first nine months of 2012. The increase in both gross profit and gross margin was largely due to better project execution, higher equipment utilization and the underlying mix of contract cost components, which included less material and subcontractor cost and more of the Company’s labor and equipment cost, on a relative basis. Approximately 80 basis points of the 14.0 percent gross margin was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $51.7 million for the first nine months of 2013 from $46.1 million for the first nine months of 2012. Selling, general and administrative expenses for the nine months ended September 30, 2013 included a legal reserve of $2.3 million, in which the Company intends to defend its position. The remaining increase in selling, general and administrative expenses was primarily due to an increase in employee compensation and fringe benefits related primarily to the increased number of personnel to support operations. As a percentage of revenues, selling, general and administrative expenses increased to 8.0 percent for the nine months ended September 30, 2013 from 6.1 percent for the nine months ended September 30, 2012. The legal reserve represents 0.4 percent of revenues for the nine months ended September 30, 2013.

For the first nine months of 2013, net income was $24.7 million, or $1.14 per diluted share, compared to $24.5 million, or $1.15 per diluted share, for the same period of 2012. Without the legal reserve, net income for the first nine months of 2013 would have been $26.2 million, or $1.21 per diluted share.  EBITDA for the first nine months of 2013 was $61.3 million, or 9.5 percent of revenues, compared to $58.4 million, or 7.8 percent of revenues, for the first nine months of 2012. Excluding the legal reserve, EBITDA was $63.6 million or 9.8 percent of revenue for the nine months ended September 30, 2013.

Backlog

As of September 30, 2013, MYR’s backlog was $444.0 million, consisting of $298.0 million in the T&D segment and $146.0 million in the C&I segment. Total backlog at September 30, 2013 was $30.5 million lower compared to the $474.5 million reported at June 30, 2013. T&D backlog at September 30, 2013 declined $60.0 million, or 16.7 percent from June 30, 2013, while C&I backlog increased $29.5 million, or 25.3 percent, over the same period.  Total backlog at September 30, 2013 decreased $47.3 million, or 9.6 percent, from the $491.3 million reported at September 30, 2012.

Balance Sheet and Cash Flow

As of September 30, 2013, MYR had cash and cash equivalents of $62.9 million and $157.5 million of borrowing availability under its credit facility. In the first nine months of 2013, MYR generated $71.5 million of cash from operations and spent $31.5 million in capital expenditures, which included $3.7 million to acquire construction equipment to establish operations in Alaska.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its third-quarter and first nine-months 2013 results on Thursday, November 7, 2013, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, November 13, 2013, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 86063300. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, November 13, 2013.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, private developers, cooperatives and municipalities. MYR provides a broad range of services on electric transmission and distribution networks and substation facilities which include design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair, throughout the United States. MYR also provides commercial and industrial electrical contracting services to property owners and general contractors in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “possible,”  “plan,” “goal,” “see,” “should,” “could,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2013 and December 31, 2012

	September 30,	December 31,
(In thousands, except share and per share data)	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,894	$19,825
Accounts receivable, net of allowances of $1,252 and $1,305, respectively	181,148	167,241
Costs and estimated earnings in excess of billings on uncompleted contracts	41,909	61,773
Deferred income tax assets	12,481	12,742
Receivable for insurance claims in excess of deductibles	11,469	11,379
Refundable income taxes	2,054	1,044
Other current assets	2,572	4,396
Total current assets	314,527	278,400
Property and equipment, net of accumulated depreciation of $108,212 and $88,042, respectively	140,484	128,911
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,809 and $2,558, respectively	10,283	10,534
Other assets	1,794	1,904
Total assets	$513,687	$466,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,116	$84,481
Billings in excess of costs and estimated earnings on uncompleted contracts	67,018	32,589
Accrued self insurance	39,193	39,583
Other current liabilities	33,176	32,240
Total current liabilities	206,503	188,893
Deferred income tax liabilities	21,669	21,530
Other liabilities	1,350	1,235
Total liabilities	229,522	211,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 21,132,333 and 20,747,161 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	209	206
Additional paid-in capital	159,299	154,564
Retained earnings	124,657	99,920
Total stockholders’ equity	284,165	254,690
Total liabilities and stockholders’ equity	$513,687	$466,348

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2013 and 2012

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2013	2012	2013	2012
Contract revenues	$232,890	$250,558	$648,148	$751,196
Contract costs	200,407	220,986	557,109	665,459
Gross profit	32,483	29,572	91,039	85,737
Selling, general and administrative expenses	19,576	15,639	51,727	46,072
Amortization of intangible assets	84	84	251	251
Gain on sale of property and equipment	(256)	(387)	(770)	(707)
Income from operations	13,079	14,236	39,831	40,121
Other income (expense)
Interest income	—	—	3	1
Interest expense	(175)	(368)	(537)	(754)
Other, net	2	(87)	(15)	(146)
Income before provision for income taxes	12,906	13,781	39,282	39,222
Income tax expense	4,591	5,035	14,545	14,731
Net income	$8,315	$8,746	$24,737	$24,491
Income per common share:
—Basic	$0.39	$0.42	$1.18	$1.19
—Diluted	$0.38	$0.41	$1.14	$1.15
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,860	20,410	20,769	20,349
—Diluted	21,452	21,186	21,398	21,134

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2013 and 2012

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands)	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$8,315	$8,746	$24,737	$24,491
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	7,258	6,420	21,203	18,167
Amortization of intangible assets	84	84	251	251
Stock-based compensation expense	893	688	2,551	2,029
Deferred income taxes	400	197	400	197
Gain on sale of property and equipment	(256)	(387)	(770)	(707)
Other non-cash items	39	35	114	103
Changes in operating assets and liabilities
Accounts receivable, net	(3,448)	(10,269)	(13,907)	(37,529)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,073)	(8,941)	19,864	(19,413)
Construction materials inventory	—	—	—	4,003
Receivable for insurance claims in excess of deductibles	(192)	(1,401)	(90)	(1,160)
Other assets	(286)	1,135	795	2,379
Accounts payable	2,036	7,176	(18,745)	18,897
Billings in excess of costs and estimated earnings on uncompleted contracts	18,030	1,202	34,429	5,120
Accrued self insurance	(478)	1,291	(390)	779
Other liabilities	6,201	6,617	1,051	5,133
Net cash flows provided by operating activities	33,523	12,593	71,493	22,740
Cash flows from investing activities:
Proceeds from sale of property and equipment	368	513	914	877
Purchases of property and equipment	(9,622)	(11,665)	(31,540)	(32,094)
Net cash flows used in investing activities	(9,254)	(11,152)	(30,626)	(31,217)
Cash flows from financing activities:
Net repayments on revolving credit facility	—	(10,000)	—	(10,000)
Employee stock option and restricted stock transactions	653	719	1,175	864
Excess tax benefit from stock-based awards	343	139	971	174
Debt issuance costs	—	—	—	(13)
Other financing activities	—	—	56	38
Net cash flows provided by (used in) financing activities	996	(9,142)	2,202	(8,937)
Net increase (decrease) in cash and cash equivalents	25,265	(7,701)	43,069	(17,414)
Cash and cash equivalents:
Beginning of period	37,629	24,300	19,825	34,013
End of period	$62,894	$16,599	$62,894	$16,599

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended September 30, 2013 and 2012

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013		2012

Summary Statement of Operations Data:
Contract revenues	$232,890	$250,558	$895,911		$985,459
Gross profit	$32,483	$29,572	$123,955		$110,362
Income from operations	$13,079	$14,236	$55,472		$49,506
Net income	$8,315	$8,746	$34,508		$30,351

Per Share Data:
Income per common share (1):
- Basic	$0.39	$0.42	$1.65	(2)	$1.47	(2)
- Diluted	$0.38	$0.41	$1.60	(2)	$1.43	(2)
Weighted average number of common shares and potential common shares outstanding :
- Basic	20,860	20,410	20,705	(3)	20,336	(3)
- Diluted	21,452	21,186	21,353	(3)	21,105	(3)

	September 30,	December 31,	September 30,	September 30,
(in thousands)	2013	2012	2012	2011

Summary Balance Sheet Data:
Total assets	$513,687	$466,348	$460,249	$404,960
Total stockholders’ equity (book value)	$284,165	$254,690	$243,232	$209,254
Goodwill and intangible assets	$56,882	$57,133	$57,217	$57,552
Total debt	$—	$—	$—	$20,000

	Three months ended		Nine months ended
(in thousands, except per share data)	September 30, 2013		September 30, 2013
Reconciliation of Non-GAAP measures:	Amount	Per Share	Amount	Per Share
Legal Settlement Impact on Net Income (4):
Net Income	$8,315	$0.38	$24,737	$1.14
Impact of legal reserve on net income	$2,302	$0.11	$2,302	$0.11
Tax impact of legal reserve on net income	$(852)	$(0.04)	$(852)	$(0.04)
Net impact of legal reserve	$1,450	$0.07	$1,450	$0.07
Net income excluding legal reserve	$9,765	$0.45	$26,187	$1.21

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

(2)                    Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(3)                    Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

(4)                    Legal settlement impact on net income is a non-GAAP measure management feels is important to understanding the results of the three and nine months ended September 30, 2013. The non-GAAP measure Net Income without Legal Settlement is reconciled back to net income and diluted earnings per share for the periods presented.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended September 30, 2013 and 2012

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data, ratios and percentages)	2013	2012	2013	2012

Financial Performance Measures (1):
EBITDA (2)	$20,423	$20,653	$83,573	$73,216
EBITDA per Diluted Share (3)	$0.95	$0.97	$3.91	$3.47
Free Cash Flow (4)	$23,901	$928	$42,057	$17,589
Book Value per Diluted Share (5)	$13.25	$11.48
Tangible Book Value (6)	$227,283	$186,015
Tangible Book Value per Diluted Share (7)	$10.59	$8.78
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			1.95	2.43
Return on Assets (10)			7.5%	7.5%
Return on Equity (11)			14.2%	14.5%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$8,315	$8,746	$34,508	$30,351
Interest expense, net	$175	$368	$631	$829
Provision for income taxes	$4,591	$5,035	$20,242	$18,152
Depreciation and amortization	$7,342	$6,504	$28,192	$23,884
EBITDA (2)	$20,423	$20,653	$83,573	$73,216

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.38	$0.41	$1.60	$1.43
Interest expense, net, per share	$0.01	$0.02	$0.03	$0.04
Provision for income taxes per share	$0.21	$0.24	$0.95	$0.86
Depreciation and amortization per share	$0.35	$0.30	$1.33	$1.14
EBITDA per diluted share (3)	$0.95	$0.97	$3.91	$3.47

Calculation of Free Cash Flow:
Net cash flow from operating activities	$33,523	$12,593	$78,752	$57,863
Less: cash used in purchasing property and equipment	$(9,622)	$(11,665)	$(36,695)	$(40,274)
Free Cash Flow (4)	$23,901	$928	$42,057	$17,589

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$284,165	$243,232
Goodwill and intangible assets	$(56,882)	$(57,217)
Tangible Book Value (6)	$227,283	$186,015

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$13.25	$11.48
Goodwill and intangible assets per diluted share	(2.66)	(2.70)
Tangible Book Value per diluted share (7)	$10.59	$8.78

	Period ending
	September 30, 2013
	Three Months	Nine Months
Reconciliation of Net Income to EBITDA excluding legal reserve:
Net income	$8,315	$24,737
Interest expense, net	$175	$537
Provision for income taxes	$4,591	$14,545
Depreciation and amortization	$7,342	$21,454
Legal reserve	$2,302	$2,302
EBITDA Excluding Legal Reserve (12)	$22,725	$63,575

(1)                     These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                     EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences, which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                     EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                     Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(5)                     Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(6)                     Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(7)                     Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(8)                     The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.

(9)                     Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(10)              Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(11)              Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.

(12)              The Company also computed EBITDA excluding the legal reserve, which is a non-GAAP measure.